 Exhibit 99.1

Bausch & Lomb Announces Entry Into Agreement to Sell $650 Million of Notes

FOR RELEASE TUESDAY, OCTOBER 16, 2007

ROCHESTER, N.Y. 3/4 In connection with the merger agreement between WP Prism Inc., Bausch & Lomb Incorporated (NYSE: BOL) ("Bausch & Lomb") and WP Prism Merger Sub Inc. ("Merger Sub") regarding the acquisition of Bausch & Lomb, Merger Sub today announced that it has entered into an agreement to sell $650 million principal amount of 9.875% Notes due 2015 (the "Notes").

Merger Sub was formed by investment funds associated with Warburg Pincus LLC (the "Sponsor"), for the purpose of merging (the "Merger") with and into Bausch & Lomb, with Bausch & Lomb continuing as the surviving corporation. As a result of the Merger, investment funds associated with or designated by the Sponsor and certain co-investors will own Bausch & Lomb.

Merger Sub will use the net proceeds from the offering of the Notes, together with the expected proceeds from a new $1,200 million senior secured U.S. term loan facility and a new euro-denominated term loan facility in an amount equivalent to approximately $575 million, equity financing and cash on hand of Bausch & Lomb to consummate the Merger. The offering of the Notes and the Merger are expected to close on or about October 26, 2007, subject to the satisfaction or waiver of closing conditions.

The Notes will be sold only to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning the ability of the Company and the parties with which it contracts to develop and introduce products successfully as well as the risk factors listed from time to time in the Company’s SEC filings, including but not limited to filings on the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006, filed on April 25, 2007, the Company’s Form 12b-25 filed on May 10, 2007 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 30, 2007.

Bausch & Lomb is the eye health company dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York, and employs approximately 13,000 people worldwide. Its products are available in more than 100 countries. More information about the Company can be found at www.bausch.com.

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